Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement of Bio-Reference Laboratories, Inc. on Form S-8 (File No. 333-111578) of our report dated January 5, 2009, relating to the consolidated financial statements of Bio-Reference Laboratories, Inc. (the “Company”) and its subsidiaries and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended October 31, 2008.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

Cranford, New Jersey
January 12, 2009